Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO Kate Blute – Director of Investor and Public Relations 520/747-6600	Alison Ziegler 212-554-5469

FOR IMMEDIATE RELEASE

Providence Service Corporation Announces Acquisition;

2008 External Pressure and Anticipated Goodwill Impairment Charge

Leads to the Withdrawal of Guidance

Schedules Regular Quarterly Conference Call for Wednesday, November 5th at 11:00 EST

TUCSON, ARIZONA — October 22, 2008 — The Providence Service Corporation (Nasdaq: PRSC) today announced that despite a recent notice of award in South Carolina and an acquisition announced today in Georgia, the Company’s financial results and ability to forecast earnings continue to be challenged by a number of external factors.

While the social services segment, excluding Canada, is expected to meet the Company’s expectations for the third quarter of 2008, the transportation segment has rate issues caused by higher utilization in a few markets as well as a delay in an expected rate increase in one market. The Company is going back to all of the applicable payers in this segment to seek additional rate consideration but these negotiations are uncertain, often protracted and can extend over quarters and often year ends.

While the Company did not provide guidance for the third quarter of 2008, the transportation trends and anticipated results in Canada are expected to reduce diluted earnings per share by approximately $0.18 in the third quarter from the amounts previously anticipated by the Company, of which approximately $0.15 is attributable to the transportation segment and approximately $0.03 is attributable to Canada. In addition, a goodwill impairment analysis of the LogistiCare transaction initiated as a result of the Company’s declining stock price is anticipated to result in a non-cash charge to earnings of between $90 million and $120 million in the third quarter. As a result, the Company expects to report a substantial loss when it reports results for its third quarter ended September 30, 2008 on November 4, 2008 after the market close.

Due to the utilization trends and payer rate negotiation uncertainties in the transportation segment, mediation in Canada related to previously announced revenue cap enforcement, interest rate uncertainties, remaining procurement activity and the uncertain start date for the new South Carolina transportation contract, the Company is withdrawing its guidance for 2008. Providence expects, however, to incur a substantial loss for the year due to the non-cash impairment charge described above.

On a positive note, Providence today announced that it has acquired 100% of the stock of AmericanWork, Inc., a community based mental health provider operating in 23 Georgia locations. The transaction has a total cash purchase price of $3.5 million, with approximately $3.0 million paid at closing and the balance held back for one year to secure indemnity obligations. The acquisition is expected to add approximately $13.0 million to annual revenue and is expected to be accretive by approximately $0.06 per diluted share in 2009.

“We intend to take steps we believe are necessary to stabilize the business and position ourselves to be able to grow in 2009,” said Fletcher McCusker, Chairman and CEO. “There have been so many moving targets this year that it has negated the historical visibility our business has traditionally enjoyed. Our payers are also

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5524 E. Fourth Street • Tucson, Arizona 85711 • Tel 520/747-6600 • Fax 520/747-6605 • www.provcorp.com

Providence Service Corporation

challenged and are making decisions that impact us in at least the short term. While we believe the fundamentals in our social services segment are stable, the utilization trends in our transportation segment make it more challenging for us to predict future financial results. We look forward to being able to provide more detailed information to our shareholders when we have final financial results.”

Conference Call Details

Providence is scheduled to report financial results for its third quarter ended September 30, 2008 on Tuesday, November 4, 2008, after the market closes. The Company will hold a conference call to discuss its results on Wednesday, November 5, 2008 at 11:00 a.m. EST (9:00 a.m. Arizona and MST and 8:00 a.m. PST). Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (888) 713-4216, or for international callers (617) 213-4868 and by using the passcode 89509569. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PYQEWATN6. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until November 12, 2008 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 94181478.

About Providence

Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide services in the client’s own home or other community setting. The Company provides a range of services through its direct and managed entities to nearly 78,000 clients through nearly 950 contracts at June 30, 2008, with an estimated six million individuals eligible to receive the Company’s non-emergency transportation services related to its LogistiCare operations. Combined, the Company has a nearly $1 billion book of business including managed entities.

Certain statements herein, such as any statements about Providence’s confidence or strategies or its expectations about revenues, results of operations, profitability, earnings per share, contracts, collections, award of contracts, acquisitions and related growth, growth resulting from initiatives in certain states, effective tax rate or market opportunities, constitute “forward-looking statements” within the meaning of the private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause Providence’s actual results or achievements to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, reliance on government-funded contracts, risks associated with government contracting, risks involved in managing government business, legislative or policy changes, challenges resulting from growth or acquisitions, adverse media and legal, economic and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Providence undertakes no obligation to update any forward-looking statement contained herein.

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